EXHIBIT 99.1

The Boston Beer Company Appoints Meghan V. Joyce to its Board of Directors

BOSTON, MA, March 18, 2019 /PRNewswire/ – The Boston Beer Company, Inc. (NYSE: SAM) announced today that Meghan V. Joyce has been appointed as a Director of the Company, effective March 14, 2019.

Ms. Joyce, 34, has spent the past six years at Uber, Inc., a tech company headquartered in San Francisco. From 2017 to 2019, she has served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the United States and Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015.  Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012.  Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. She holds an MBA from Harvard Business School and a bachelor’s degree from Harvard College.

Jim Koch, Founder and Chairman of the Company, said, “Meghan’s significant accomplishments and extensive experience in consumer recruitment and engagement, and using new technologies to reach audiences that align with our drinkers, will add significant depth to the Board as we grow our business, product portfolio, customer base, and employee base. We look forward to her insights and guidance.”

Ms. Joyce will serve as an independent Class A Director.

“I’ve eagerly followed the trajectory of The Boston Beer Company for the past decade plus,” Ms. Joyce said.  “I’ve been inspired by Boston Beer’s commitment to innovation, starting with its role in the growth of the craft beer industry, which continues to this day. I am thrilled to be joining the Boston Beer Board at this exciting time in the Company’s growth.”

About the Company

The Boston Beer Company, Inc. began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Marathon Brewing Company, Wild Leaf Hard Tea, Tura Alcoholic Kombucha, and several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com.

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